Exhibit 10.5

A Supplement (hereinafter referred to as “Supplement”) to OXFORD-SSI Amended and Restated License and Supply Agreement (hereinafter re-ferred to as the “Agreement”).

Background:

Whereas, SSI advised OXFORD that the opportunity to file a patent application directed towards the M.tuberculosis antigen TB12.3 would expire on October 1, 2010 and that SSI did not believe this antigen to be of importance within TB vac-cine production and/or TB diagnostic; and

Whereas, SSI requested OXFORD’s agreement to SSI’s abandonment of any patent protection on this antigen; and

Whereas, OXFORD does not rely on the TB12.3 antigen in its current product and has not undertaken work that would be necessary to conclude the full poten-tial of the antigen.

Now Therefore, the following Supplement to the Agreement shall come into effect as of September 30, 2010:

OXFORD and SSI agree that (i) SSI has no further obligation to file, prosecute or maintain any patent application relative to antigen TB12.3, (ii) clause 6.7 of the Agreement is no longer applicable to this antigen and (iii) all patent applications and/or patents listed on Exhibit A relative to this antigen are hereby deleted from Exhibit A.

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This Supplement has been executed in two (2) copies with one (1) copy for each.

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The signatures of the authorized officers of each Party are required below to make this Supplement effective.

Staens Serum Institut:	Oxford Immunotec Ltd.:

Date: 9 Nov 2010	Date: November 3, 2010
/s/ Pia Lading	/s/ Peter Wrighton-Smith
Pia Lading	Peter Wrighton-Smith
Exec. VP	CEO